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                                                                   EXHIBIT 99.3



                                   AGREEMENT




         In accordance with the requirements of Section 5.11 of that certain Note Purchase Agreement (the "Agreement") dated as of February 27, 1992, by and between American Industrial Properties REIT (formerly known as Trammell Crow Real Estate Investors) ("AIP") and the undersigned, the undersigned hereby consents to the merger (the "Merger") of AIP with and into its wholly-owned subsidiary, American Industrial Properties REIT, Inc. Additionally, with respect to the Merger, the undersigned waive its rights pursuant to Section
5.11 of the Agreement in the event of a merger.

         This Agreement is dated as of the 14th day of February, 1994.


                                  MANUFACTURERS LIFE INSURANCE COMPANY




                                  By: /s/ STEWART SPRAGUE

                                  Printed Name: Stewart Sprague

                                  Title: Assistant Vice President, Investments





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